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SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

DIRECTED DEDUCTIONS ENDORSEMENT

This Endorsement is made a part of the Policy to which it is attached. It terminates when the Policy terminates.

The Sub-Accounts

[Sub-Account A]

[Sub-Account B] Investment Options

The specified investment options have been selected from the available Sub-Accounts and the Fixed Account of the Policy.

[Investment Option A]

[Investment Option B]

The Deductions

Monthly Expense Charge

Monthly Cost of Insurance

Monthly Mortality & Expense Risk Charge

Directed Deductions

This Endorsement allows You to allocate the deduction(s) selected above among the Sub-Account(s) listed above. The selected deduction(s) will be allocated among the listed Sub-Account(s)investment option(s) in the same proportion that the Account Value attributable to each of those Sub-Accounts investment options bears to the aggregate value of Account Value in all Sub-Accounts investment options listed above. To the extent the aggregate value of Account Value in all Sub-Accounts investment options listed above is less than the deduction, deductions will be allocated among Sub-Accounts investment options as specified in the Policy.

Signed for the Company in Wellesley Hills, Massachusetts.

President